Exhibit 99.1

Community West Bancshares Achieves Profitability and Earns $613,000 in Third Quarter, Results Highlight Success of Operational Restructuring Plan

GOLETA, Calif.--(BUSINESS WIRE)--October 30, 2012--Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported net income of $613,000 in the third quarter of 2012 (3Q12) compared to a net loss of $591,000 in the second quarter of 2012 (2Q12) and a net loss of $2.3 million in the third quarter a year ago (3Q11). In the first nine months of 2012, Community West reported net income of $841,000 compared to a net loss of $1.9 million in the first nine months a year ago.

“We continued to make meaningful progress with strengthening the balance sheet and returning the organization to sustainable profitability during the third quarter, with strong net interest income and improved operating efficiencies,” stated Martin E. Plourd, President and Chief Executive Officer. “Our efforts have been focused on refining our core banking strategy while streamlining the Company’s balance sheet and diligently working to improve asset quality and reduce problem assets.”

3Q12 Financial Highlights

  Net interest margin was 4.65% in 3Q12, compared to 4.78% in 2Q12 and up from 4.38% in 3Q11.
  Nonaccrual loans were $33.3 million, or 7.0% of total loans at September 30, 2012, up slightly from $32.8 million, or 6.7% of total loans at June 30, 2012.
  Net real estate owned (REO) and repossessed assets, after subtracting the SBA guarantee, was $3.8 million at September 30, 2012 compared to $2.1 million three months earlier and $4.8 million a year earlier.
  The total allowance for loan losses equaled 3.65% of total loans held for investment at September 30, 2012, compared to 3.59% at June 30, 2012 and 2.94% a year ago.
  Community West Bank’s capital ratios continue to strengthen - Total risk-based capital ratio was 13.89% and Tier 1 leverage ratio was 9.84% at September 30, 2012, an increase compared to Total risk-based capital ratio of 13.41% and Tier 1 leverage ratio of 9.38% at June 30, 2012. The Bank’s regulatory agreement requires that ratios of 12% and 9%, respectively, be maintained.

Including $253,000 of dividends and accretion on preferred stock, the net income applicable to common stockholders in 3Q12 was $360,000, or $0.06 per diluted share, compared to a net loss applicable to common stockholders in 2Q12 of $859,000, or $0.14 per diluted share, and a net loss applicable to common stockholders in 3Q11 of $2.6 million, or $0.43 per diluted share. Book value per common share was $5.93 at September 30, 2012, compared to $5.87 at June 30, 2012 and $7.41 at September 30, 2011.

Credit Quality

Community West’s loan loss provision was $1.3 million in 3Q12 compared to $1.9 million in the preceding quarter and $4.5 million in 3Q11. The allowance for loan losses totaled $15.1 million at September 30, 2012, equal to 3.65% of total loans held for investment, compared to 3.59% at June 30, 2012 and 2.94% at September 30, 2011.

Nonaccrual loans totaled $33.3 million, or 7.0% of total loans at September 30, 2012 compared to $32.8 million, or 6.7% of total loans, at June 30, 2012, and $36.6 million, or 6.5% of total loans, a year ago.

Of the $33.3 million in nonaccrual loans, $20.1 million (60.3%) were commercial real estate loans, $1.3 million (3.9%) were SBA loans, $9.0 million, (26.9%) were manufactured housing loans, $2.0 million (6.1%) were commercial loans, $656,000 (2.0%) were home equity line of credit loans and $289,000 (0.87%) were other installment loans.

REO and repossessed assets was $3.8 million at September 30, 2012 compared to $2.1 million three months earlier and $4.8 million a year earlier. “As we move troubled real estate loans through the foreclosure process, we are taking ownership and facilitating the sales of these properties,” Plourd said.

Nonaccrual loans plus net REO and repossessed assets totaled $37.1 million, or 6.7% of total assets, at September 30, 2012 compared to $34.9 million, or 6.1% of total assets, three months earlier and $41.4 million, or 6.4% of total assets, a year ago. Net charge-offs totaled $1.7 million in 3Q12, compared to $1.2 million in 2Q12 and $5.5 million in 3Q11.

Income Statement Review

Third quarter net interest income was $6.1 million compared to $6.6 million in 2Q12 and $6.8 million in 3Q11. In the first nine months of 2012, net interest income was $19.2 million compared to $20.9 million in the first nine months of 2011. The third quarter net interest margin was 4.65%, compared to 4.78% in 2Q12 and 4.38% in 3Q11. In the first nine months of 2012, the net interest margin increased 14 basis points to 4.63% compared to 4.49% in the first nine months of 2011 as fewer loans continue to be placed on nonaccrual in 2012.

Non-interest income increased to $1.1 million in 3Q12 primarily due to increases in loan sale gains and servicing income. Non-interest income was $513,000 in 2Q12 and $801,000 in 3Q11. In the first nine months of 2012, non-interest income was $3.5 million compared to $2.4 million in the first nine months of 2011. Year-to-date non-interest income included $1.5 million gains on sales of loans.

Third quarter non-interest expenses decreased 8.7% to $5.3 million when compared to $5.8 million in 2Q12 and decreased 24.7% when compared to $7.0 million in 3Q11. 2Q12 non-interest expense included a FHLB advance prepayment fee of $431,000. In the first nine months of 2012, non-interest expenses decreased 7.1% to $16.6 million compared to $17.9 million in the first nine months of 2011. The decrease in non-interest expenses for the year to date period is in part due to the decline in costs associated with other real estate owned, which declined 52.0% to $969,000 in the first nine months of the year, compared to $2.0 million in the same period a year earlier.

Balance Sheet

“We continue to let higher interest-bearing certificates of deposit run off as we focus our efforts on growing lower-cost core deposits,” said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. “This is part of our ongoing effort to strengthen the Company and its core banking strategy, which we have been working on throughout the year.”

Net loans were $459.9 million at September 30, 2012 compared to $477.2 million at June 30, 2012 and $549.9 million a year ago. Commercial real estate loans outstanding were down 20.3% from year ago levels to $137.2 million at September 30, 2012 and comprise 28.9% of the total loan portfolio. Manufactured housing loans were down 5.6% from year ago levels to $180.1 million and represent 37.9% of total loans. SBA loans decreased 26.3% from a year ago to $88.3 million and represent 18.6% of the total loan portfolio and commercial loans were down 27.4% from year ago levels to $34.3 million and represent 7.2% of the total loan portfolio.

Non-interest-bearing deposit accounts increased 7.4% to $54.5 million at September 30, 2012 compared to $50.7 million at September 30, 2011. Interest-bearing accounts decreased to $274.9 million at the end of September, compared to $282.7 million a year ago. Total deposits were $460.0 million at September 30, 2012 compared to $478.3 million at June 30, 2012, and $507.5 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $377.2 million at September 30, 2012 compared to $396.8 million at September 30, 2011.

Total assets were $556.8 million at September 30, 2012 compared to $573.0 million at June 30, 2012, and $643.2 million a year ago. Stockholders’ equity was $50.8 million at September 30, 2012, compared to $50.4 million at June 30, 2012 and $59.4 million at September 30, 2011.

Among the actions that will require prior Federal Reserve Board (FRB) approval, the Company will not be allowed to pay any dividends on its common or preferred. The FRB has denied approving payment of the dividends in the preferred shares. $195,000 was due on each of May 15, 2012 and August 15, 2012. Such amounts continue to be accrued as incurred and deducted from capital.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Interest income
Loans	$7,324	$7,830	$8,500	$23,236	$26,409
Investment securities and other	188	204	268	631	825
Total interest income	7,512	8,034	8,768	23,867	27,234
Interest expense
Deposits	970	1,052	1,414	3,287	4,556
Other borrowings and convertible debentures	433	425	575	1,386	1,744
Total interest expense	1,403	1,477	1,989	4,673	6,300
Net interest income	6,109	6,557	6,779	19,194	20,934
Provision for loan losses	1,293	1,900	4,511	5,176	8,651
Net interest income after provision for loan losses	4,816	4,657	2,268	14,018	12,283
Non-interest income
Other loan fees	302	295	345	847	986
Gain on loan sales	366	58	104	1,521	271
Other	389	160	352	1,090	1,097
Total non-interest income	1,057	513	801	3,458	2,354
Non-interest expenses
Salaries and employee benefits	2,899	2,742	3,079	8,526	8,895
Occupancy and equipment expenses	451	419	487	1,365	1,486
FDIC assessment	311	309	217	1,046	741
Professional services	372	296	306	993	757
Loss on sale and write-down of foreclosed real estate and repossessed assets	189	371	1,361	969	2,019
Other operating expenses	1,038	1,624	1,535	3,736	4,011
Total non-interest expenses	5,260	5,761	6,985	16,635	17,909
Income (loss) before income taxes	613	(591)	(3,916)	841	(3,272)
Benefit for income taxes	-	-	(1,609)	-	(1,340)

NET INCOME (LOSS)	$613	$(591)	$(2,307)	$841	$(1,932)

Dividends and accretion on preferred stock	253	268	261	785	785

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$360	$(859)	$(2,568)	$56	$(2,717)

Earnings (loss) per common share:
Basic	$0.06	$(0.14)	$(0.43)	$0.01	$(0.45)
Diluted	$0.06	$(0.14)	$(0.43)	$0.01	$(0.45)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	December 31,	September 30,
	2012	2011	2011

Cash and cash equivalents	$32,306	$22,572	$11,127
Interest-earning deposits in other financial institutions	3,890	347	240
Investment securities	24,823	38,923	39,640
Loans:
Commercial	34,291	42,058	47,252
Commercial real estate	137,230	168,812	172,211
SBA	88,257	111,786	119,750
Manufactured housing	180,105	189,331	190,699
Single family real estate	9,953	11,789	11,158
HELOC	19,018	20,719	20,555
Consumer	406	312	566
Mortgage loans held for sale	5,733	3,179	1,912
Total loans	474,993	547,986	564,103

Loans, net
Held for sale	62,894	77,303	79,265
Held for investment	412,099	470,683	484,838
Less: Allowance	(15,055)	(15,270)	(14,249)
Net held for investment	397,044	455,413	470,589
NET LOANS	459,938	532,716	549,854

Other assets	35,839	38,790	42,295

TOTAL ASSETS	$556,796	$633,348	$643,156

Deposits
Non-interest-bearing	$54,466	$49,894	$50,716
Interest-bearing	274,894	289,796	282,745
Savings	16,443	19,429	20,189
CDs over 100K	98,362	128,254	123,379
CDs under 100K	15,801	23,889	30,507
Total Deposits	459,966	511,262	507,536
Other borrowings	41,852	68,852	72,852
Other liabilities	4,165	2,608	3,399
TOTAL LIABILITIES	505,983	582,722	583,787

Stockholders' equity	50,813	50,626	59,369

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$556,796	$633,348	$643,156

Shares outstanding	5,990	5,990	5,990

Book value per common share	$5.93	$5.94	$7.41

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011	Sep. 30, 2012	Sep. 30, 2011
Return on average common equity	6.89%	-6.71%	-19.58%	4.72%	-5.41%
Return on average assets	0.43%	-0.41%	-1.43%	0.28%	-0.39%
Efficiency ratio	73.40%	81.49%	92.15%	73.44%	76.90%
Net interest margin	4.65%	4.78%	4.38%	4.63%	4.49%

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
AVERAGE BALANCES	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011	Sep. 30, 2012	Sep. 30, 2011
Average assets	$564,609	$583,443	$646,336	$593,091	$659,232
Average earning assets	522,819	551,239	614,417	553,382	622,728
Average total loans	484,944	509,505	567,149	511,646	576,055
Average deposits	469,236	489,035	509,667	489,888	522,179
Average equity (including preferred stock)	50,796	50,360	62,104	50,789	62,551
Average common equity (excluding preferred stock)	35,564	35,220	47,140	35,632	47,655

EQUITY ANALYSIS	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Total equity	$50,813	$50,378	$59,369
Less: senior preferred stock	15,275	15,214	15,007
Total common equity	$35,538	$35,164	$44,362

Common stock outstanding	5,990	5,990	5,990
Book value per common share	$5.93	$5.87	$7.41

ASSET QUALITY	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Nonaccrual loans	$33,320	$32,790	$36,642
Nonaccrual loans/total loans	7.01%	6.66%	6.50%
REO and repossessed assets	$3,761	$2,292	$6,427
Less: SBA-guaranteed amounts	0	230	$1,662

Net REO and repossessed assets	$3,761	$2,062	$4,765
Nonaccrual loans plus net REO	37,081	34,852	$41,407
Nonaccrual loans plus net REO/total assets	6.66%	6.08%	6.44%
Net loan charge-offs in the quarter	$1,684	$1,159	$5,499
Net charge-offs in the quarter/total loans	0.35%	0.24%	0.97%

Allowance for loan losses	$15,055	$15,446	$14,249
Plus: Reserve for undisbursed loan commitments	127	181	591
Total allowance for credit losses	$15,182	$15,627	$14,840
Total allowance for loan losses/total loans held for investment	3.65%	3.59%	2.94%
Total allowance for loan losses/nonperforming loans	45.18%	47.11%	38.89%

Community West Bancshares
Tier 1 leverage ratio	8.98%	8.62%	9.15%
Tier 1 risk-based capital ratio	11.59%	11.24%	11.50%
Total risk-based capital ratio	14.66%	14.27%	14.30%

Community West Bank
Tier 1 leverage ratio	9.84%	9.38%	9.45%
Tier 1 risk-based capital ratio	12.62%	12.13%	11.88%
Total risk-based capital ratio	13.89%	13.41%	13.15%

INTEREST SPREAD ANALYSIS	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Yield on interest-bearing deposits	0.93%	0.97%	1.22%
Yield on total loans	6.01%	6.18%	5.95%
Yield on investments	2.22%	2.25%	2.30%
Yield on earning assets	5.72%	5.86%	5.66%

Cost of deposits	0.82%	0.87%	1.10%
Cost of FHLB advances	2.93%	2.93%	2.43%
Cost of interest-bearing liabilities	1.22%	1.24%	1.49%

CONTACT:
Community West Bancshares
Charles G. Baltuskonis, EVP & CFO, 805-692-5821
www.communitywestbank.com